EXHIBIT (11)

July 20, 2010

Eaton Vance Municipals Trust Two International Place Boston, MA 02110 Ladies and Gentlemen:

     Eaton Vance Municipals Trust (the “Trust”) is a voluntary association (commonly referred to as a “business trust”) established under Massachusetts law with the powers and authority set forth under its Declaration of Trust dated September 30, 1985, as amended (the “Declaration of Trust”). The Trustees of the Trust have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided. As provided in the Declaration of Trust, the Trustees may authorize one or more series or classes of shares, without par value, and the number of shares of each series or class authorized is unlimited.

     This opinion is furnished in connection with the registration by the Trust of Class A, Class B and Class C shares (the “Shares”) of Eaton Vance National Municipal Income Fund, a separate series of the Trust, to be issued pursuant to Agreements and Plans of Reorganization (the “Agreements”), the form of which will be filed as part of a registration statement on Form N-14 filed on July 20, 2010 (the “Registration Statement”).

     Under the Declaration of Trust, the Trustees may from time to time issue and sell or cause to be issued and sold shares of the Trust for cash or for property. All such shares, when so issued, shall be fully paid and nonassessable by the Trust.

     I am a member of the Massachusetts bar and have acted as internal legal counsel to the Trust in connection with the registration of the Shares and the preparation of the Registration Statement. I have examined originals, or copies, certified or otherwise identified to my satisfaction, of such certificates, records and other documents as I have deemed necessary or appropriate for the purpose of this opinion.

     Based upon the foregoing, and with respect to Massachusetts law (other than the Massachusetts Uniform Securities Act), only to the extent that Massachusetts law may be applicable and without reference to the laws of the other several states or of the United States of America, I am of the opinion that under existing law:

     1. All legal requirements have been complied with in the creation of the Trust, and the Declaration of Trust is legal and valid.

Eaton Vance Municipals Trust July 20, 2010 Page Two

     2. The Shares, as issued and consideration therefore paid in accordance with the Agreements, will be legally issued, fully paid and nonassessable by the Trust. In this regard, however, I note that the Trust is a Massachusetts business trust and, under certain circumstances, shareholders of a Massachusetts business trust could be held personally liable for the obligations of the Trust.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours, /s/ Velvet R. Regan Velvet R. Regan, Esq. Vice President